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                                                                    Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
of Wells Fargo & Company

We consent to the incorporation by reference in the proxy statement-prospectus included in this Amendment No. 1 to Registration Statement on Form S-4 of Wells Fargo & Company (the "Company") related to the acquisition of SCI Financial Group, Inc., of our report dated November 27, 2000, with respect to the supplemental consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999 (the "Financial Statements"), which report appears in the Company's Supplemental Annual Report filed on November 30, 2000, on Form 8-K, and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus. Our report contains an explanatory paragraph that states that: a) the Financial Statements give retroactive effect to the merger of the Company and First Security Corporation on October 25, 2000, which has been accounted for as a pooling-of-interests as described in Note 1 to the Financial Statements, and b) such Financial Statements will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

/s/ KPMG LLP

San Francisco, California
February 26, 2001